UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

April 13, 2012

Date of Report (Date of earliest event reported)

GAIN CAPITAL HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35008	20-4568600
(State of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

Bedminster One

135 Route 202/206

Bedminster, New Jersey 07921

(Address of Principal Executive Offices)

(908) 731-0700

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 13, 2012, the GAIN Capital Holdings, Inc. (the “Company”) entered into amended and restated employment agreements (the “Employment Agreements”) each with a three-year term, with the following executive officers: Glenn H. Stevens, our President and Chief Executive Officer, Timothy O’Sullivan, our Global Head of Trading, Jeffrey A. Scott, our Chief Commercial Officer, Diego A. Rotsztain, our General Counsel and Secretary, Samantha Roady, our Chief Marketing Officer, and Alex Bobinski, our Chief Compliance Officer. The terms of the Employment Agreements are substantially the same for each of these executive officers other than as noted below.

The Employment Agreements set forth the current base salary for each of the executive officers consistent with the salaries approved by the compensation committee of the Company’s Board of Directors (the “Compensation Committee”) as disclosed in our Form 8-K dated February 27, 2012, which base salaries can be adjusted at the discretion of the Compensation Committee. In addition, the Employment Agreements provide for annual discretionary bonuses and equity grants to each executive officer as determined by the Compensation Committee. The Employment Agreements also provide that in the event the executive officer’s employment terminates without “Cause” (as defined in the Employment Agreements) or as a result of a “Resignation for Good Reason” (as defined in the Employment Agreements) other than in connection with a “Change in Control” (as defined in the Employment Agreements), he or she will be entitled to receive any earned and unpaid salary through the date of termination, as well as any accrued and unused paid time off and appropriate expense reimbursements. In such circumstances, the executive officer would also be entitled to receive the following payments and benefits: severance in an amount equal to twelve (12) months base salary at the time of termination; any accrued and unpaid incentive bonuses for the fiscal year prior to termination of employment; a pro-rata bonus with respect to the fiscal year in which the termination of employment occurs, which amount shall be calculated pursuant to a formula set forth in the Employment Agreements taking into account the Company’s performance and such executive officers achievement of his or her personal goals and objectives during the relevant fiscal year; with respect to outstanding equity awards, accelerated vesting such that all equity grants held at the time of termination that would vest within the twelve (12) month period following the termination date if the vesting schedule for such grants were based on a monthly vesting schedule will immediately vest and become exercisable; and continued health benefits at the same premium rates charged to other current employees for the twelve month period following termination of employment. Under the provisions of Mr. Stevens’ employment agreement, in the event of such a termination of Mr. Stevens’ employment without “Cause” or as a result of a “Resignation for Good Reason”, other than in connection with a “Change in Control”, Mr. Stevens would be entitled to the same payments and benefits, provided that Mr. Stevens would be entitled to receive severance in an amount equal to eighteen (18) months base salary; all of Mr. Stevens’ long-term equity incentive awards that would otherwise have vested on a monthly basis during the eighteen-month period following the date of Mr. Stevens’ termination of employment, would vest immediately; and he would be entitled to continued health benefits for the eighteen-month period following termination of employment.

In addition, in the event the executive officer’ employment terminates without “Cause” (as defined in the Employment Agreements) or in the event of a “Resignation for Good Reason” (as defined in the Employment Agreements) in connection with a “Change in Control” (as defined in the Employment Agreements), such executive officer would be entitled to receive any earned and unpaid salary through the date of his or her termination, as well as any accrued and unused paid time off and appropriate expense reimbursements. The executive officer would also be entitled to receive: severance in an amount equal to twelve (12) months base salary at the time of termination; any accrued and unpaid incentive bonuses for the fiscal year prior to termination of employment; a pro-rata incentive bonus with respect to the fiscal year in which the termination of employment occurs based on such executive officers target incentive bonus for such fiscal year; an amount equal to one times the target incentive bonus for the fiscal year in which the termination of employment occurs; with respect to outstanding equity awards, accelerated vesting such that all equity grants held at the time of termination that are subject to time-based vesting conditions will immediately vest and become exercisable in full; and continued health benefits at the same premium rates charged to other current employees for the twelve month period following termination of employment. Under the provisions of Mr. Stevens’ employment agreement, in the event of such a termination of Mr. Stevens’ employment without “Cause” or as a result of a “Resignation for Good Reason” in connection with a “Change in Control”, Mr. Stevens would be entitled to the same payments and benefits, provided however that Mr. Stevens would be entitled to receive: severance in an amount equal to twenty-four (24) months base salary; an amount equal to two times the target incentive bonus for the fiscal year in which the termination of employment occurs; and continued health benefits for the eighteen month period following termination of employment.

These employment agreements also contain non-disclosure, non-competition and non-solicitation provisions. The non-disclosure provisions provide for protection of the Company’s confidential information. The non-competition and non-solicitation provisions prevent the executive officers from competing with the Company or soliciting the Company’s customers or employees for a period of twelve (12) months, or eighteen (18) months in the case of Mr. Stevens, following any termination of employment, other than in connection with a “Change in Control” in which case such provisions would remain in effect for a period of six (6) months.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 19, 2012

GAIN CAPITAL HOLDINGS, INC.

By:	/s/: Daryl J. Carlough
Name:	Daryl J. Carlough
Title:	Interim Chief Financial Officer